EXHIBIT 99.2

EXTREME NETWORKS

Q4 and FYE 2004

July 18, 2003—7:30 am CT

Speakers:	Gordon Stitt, President & CEO
Hal Covert, CFO

Operator:

Welcome to the Extreme Networks Quarter Four 2003 Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the 0. As a reminder this conference is being recorded Friday, July 18, 2003. I would now like to turn the conference over to Mr. Hal Covert. Please go ahead, sir.

Covert:

Thank you. Good morning. On the call with me today is Gordon Stitt, President, CEO, and Chairman of Extreme Networks. Earlier this morning we issued a press release announcing our financial results for Q4 FY 2003. A copy of this release is available on our website at extremenetworks.com.

A couple of reminders—this call is being recorded and broadcast live over the internet, Friday, July 18, 2003. It will be posted on our website and available for replay shortly after the conclusion of the call. Some of the remarks made during this call may include forward-looking statements as governed by the Private Securities Reform Act of 1995. Any statements about future events and trends, including steps we plan to take to improve our financial results or financial conditions should be considered as forward-looking statements. These forward-looking statements may differ from actual results and are subject to risk and uncertainties as detailed in our filings with the SEC and in our press release today. I would now like to turn the call over to Gordon.

Gordon Stitt:	Thank you, Hal, and thanks everyone for joining us so early today.

As indicated in our press release, we generated revenue of $87.3 million, which compares to $85.2 million in Q3 and is in-line with what we had expected. This is up a little over 2% from revenue last quarter and represents the first increase in sales that we’ve seen in the last several quarters. I’m also happy to say that our backlog as of the end of the quarter also increased from our backlog at the end of Q3. We did have an operating loss for the quarter, and we did incur some special charges. The most significant charge is the non-cash charge of $154 million, which is related to creating an allowance for deferred tax asset. Hal will talk about that in some more detail. We also had some modest charges relating to restructuring and lay offs that we did at the end of June, which resulted in the charge of $4.6 million. Total loss was $1.47 per share for the quarter or, on a pro forma basis, 6 cents per share. I’m looking at those pro forma numbers that is flat from last quarter. And, again, Hal will provide further details on our results in a few minutes.

As you know, last week we announced that Hal will be leaving as CFO at the end of August to spend some more time with his family. Hal has been instrumental in helping us stay on solid financial footing during this recession and downturn in technology spending. His mandate when he came on board was to help us bolster our balance sheet and position us well for future growth as we worked to bring our next generation of technology to market. We very much appreciate his commitment to stay on with us on a consultant capacity after he leaves at the end of August and help us in a transition to a new CFO and personally overseeing that process, and I want to say that is well under way.

First of all, I’d like to start out by outlining our near-term and mid-term goals and to provide some guidance. But first of all, revenue: We expect the revenue during fiscal year 2004 to be at least $400 million, representing double-digit growth from fiscal year ‘03. Second, we will be profitable for this new fiscal year. We expect that we will break even in the current quarter of course barring any unforeseen global event. Net going, we fully expect that we will turn profitable and increase profitability throughout the rest of the year. We expect that cash flow will be positive throughout the year. We have full year of new product introduction, which I will address a little bit later. So those are our goals.

At this point, I’d like to lay out some plans for achieving those goals and break them down to the actions, some of which have already been taken. Then I’ll go through and discuss some of our results.

So to achieve profitability we are addressing a number of areas: revenue, operating expense, and cost of goods and cost of goods both related to products and services. At the end of June, we took action to reduce our cost structure through reduction in our employee base. The reduction was approximately 8% of our full-time workforce. There have also been cuts on our temporary and contract workforce. Rather than cutting across the board we made strategic reorganizations of our company and eliminated our reduced earning functions. This way we’re able to reduce labor cost as well as program cost. I want to ensure you that our critical programs, particularly in product delivery, had not been affected. As a result, we took a charge of $1.8 million to cover our severance cost, and we entered the new quarter with this lower cost basis in place.

We’ve also taken some temporary measures to reduce cost and include things such as plant shutdowns during holidays and salary reductions. Myself, our Vice-President of Engineering, and our CTO have all taken voluntary reductions of 50%, and we’ve asked some of our other senior team members to take modest cuts. These temporary measures have an impact in Q1 and Q2, and we entered Q1 with these reductions in place.

We have a number of action plans that our operations team is working on as part of our profitability plan. These are related to manufacturing overhead, he cost of our supply chain operations, and our logistics. We have efforts underway that will lead to significant improvements in our product gross margins. Some of these are in place and others are in the process of continuous improvement that will bring benefit throughout the year. We also have a number of improvements in the cost of our service operations that are underway that will reduce the cost of overhead, depot costs, and logistics.

Now regarding operating expense, we expect that operating expense through the year will be relatively flat with Q1 operating expense being lower than the quarter end, due to reductions in force and program cost reductions. Please note that our engineering expense at somewhat high in Q4 ‘03 due to accelerate development of our key technologies. Based upon the smooth profitability we expect that cash flow will be positive throughout the year. There have been some concerns on the part of some of you regarding our commitments to profitability. I want to make clear that I’m personally committed to profitability as is our board and our management team. There should be no doubt in your mind. We have taken a number of actions already, and we’ll continue to take action for the near-term to achieve that goal.

I’d like to take a moment now and provide a little color on our results and at the same time discuss some of the results of our channel efforts. Looking at our increase in sales this year, there are some standouts – excuse me, this quarter there are some standouts. The Americas had doubled digit increase in bookings, which is the first increase in bookings in the Americas in four quarters. And looking at this growth in the Americas are our ESP partners—that is our highest level of certified resellers—grew by 14%. A subset to that which is our national resellers actually grew 21%, quarter over quarter, based upon bookings. As you recall, we made some changes to our distribution system last October. These changes have had a positive impact in continuing momentum as we now have our third consecutive quarter of growth in this very important channel. SBC and Siemens in particular have done extremely well and we’ve launched some important deals together. Dell also continues to do very well.

During the quarter, we also signed a global retail agreement with Verizon, making them our newest national partner. Our US channel program is doing very well. I’d like to congratulate our sales team for creating this momentum that will serve us well into the future.

Couple of comments about Asia: Japan was down quarter over quarter due to slower carrier spending. The carrier of business in Japan has always been somewhat lumpy. The Japanese economy has been challenging for some time but for the first time in four quarters, we’ve seen an uptake in our Japan enterprise business. We view this as an important sign and hope that it will continue.

Non-Japan Asia also did very well. We have a strong book to build. We also announced an important new reseller in China, which is Legend Computer.

We’ve been aggressively working to improve the performance of our service business. During the quarter, we saw the first results. As you can see we have strong revenue growth. They have work to do on both the service revenue and service expense side, but we are making strong progress. I also wish to note that the loss in our service business was primarily related to some one-time charges related to impairment of some IT systems.

Now I’d like to shift gears, give you an update our product. Looking at the quarter just completed and our goals for fiscal 2004, we’re very satisfied with the progress we’ve made and with a strong acceptance of our new product, particularly given the general softness in IT spending for much of this year and last year, as well as increased competition in our space. More than ever before, equipment providers must demonstrate their value in the marketplace. But price will always be important when you’re buying technology—you’re not buying commodity. Building an infrastructure is an investment for today and the future and will advance your drive towards enhanced productivity at lower cost. That’s what we’re so good at doing and that’s why customers select Extreme. As our third and soon our fourth generation of technology, we’re offering our customer solutions and enhanced productivity with higher performance at lower cost than anything else in the marketplace.

We’re very pleased at how well our new technology has been received by the market. Our third generation silicon technology, which we rolled out early in the quarter, is doing very well trying to give us our enterprise and metro customers enhanced gigabit and 10 gigabit Ethernet connectivity and provides extensive new features such as multi-level queuing and fine grain traffic shaping, all the while being fully compatible with existing inferno base systems. Our existing customers like this technology because it preserves their investment while increasing their capabilities.

Our new customers like Triumph because it’s truly industry leading. And as with our first and second generation platforms, these product lines tend to have long lives, preserving and protecting the customers’ investment and technology by extending the life cycle of their existing infrastructure all the while making enhancements.

During the quarter, we unveiled an important new technology called the Unified Access Architecture for seamless integration of wireless and wired data networking targeted at medium and large enterprise. Our approach is fundamentally different from what others are offering in the marketplace. Firm strategy is to centralize the integration of data and voice management and security on a single network. Through our approach organizations can build networks that can manage future application and devices. Ultimately, it’s not about the LAN – wireless LANs or wireless enterprises—it’s simply about a network enterprise.

A Unified Access Architecture is the only viable strategy that enables the proliferation of devices on a network whether wired or wireless with the lowest total cost of ownership. And as the unification of one network combined with the flexibility and cost effectiveness of our solutions, it has generated positive comments within the industry and excitement among existing and prospective customers. I’m very pleased to say that we quickly sold out our first quarter production of the Summit 300, which is the first platform to implement Unified Access.

Industry recognition includes comments such as, “Extreme’s Unified Access Architecture entry is a standout,” and “A unified network approach will become the new standard for wired and wireless networking.” And one of our favorites, “Companies waiting for a secure way to deploy scaleable wireless networks from an established player now have a solution from Extreme.”

As in the past, we once again went further in our strategy for network advancements by redefining the core of the network with our fourth generation silicon technology called, “4GNSS.” I think most of you know it by the code name, “Genesis.” Designed for the emerging 10-gigabit Ethernet core, the new architecture provides with a first truly programmable and adaptable core switching architecture to support non-stop network environments. This technology enables customers to prepare their network infrastructure of hundreds of thousands and even millions of devices that will be placed upon it.

The 4GNSS architecture incorporates a new approach to building scaleable core networks by enabling adaptable non-stop switching with dense wire speed, 10 gigabit Ethernet performance. The response to Genesis has also been excellent. And although we have not yet announced the systems are pricing, customer response has been fantastic. We have the highest density that has been shown and people are responding to our high availability non-stop features. We’re currently on track to deliver Genesis during the December quarter.

And regarding our current 10 gigabit Ethernet technology, which is based upon Triumph, I’m very pleased to say that Extreme holds the No. 1 position for this market; while an industry research firm Del ‘Orro Group ranked Extreme as the leader for the second calendar quarter.

Before I turn things over to Hal, I’d like to make some final observations. First of all I believe that the double-digit growth we saw in the US was an important turning point. Customers are resonating with our message of a simpler, higher performance network that integrates voice, video and data and reduces operations cost. Ultimately, innovation makes the difference and determines whether or not a company will be a leader or a follower in the drive towards enhanced productivity. We’ve always been a leader at Extreme Networks, which is why we work so hard to continue to innovate while our customers come to expect from us.

Because of our unwavering combination of unique architecture and operational simplicity, we’ll continue to provide them with the lowest cost of ownership. As I mentioned, we are on track to launch our fourth generation Genesis later this year. True to our commitment of innovation we have been working toward Genesis for over three years and considered a true rebirth for Extreme Networks that will give us the foundation for our next period of growth. The products based on this fourth generation platform will benefit from significantly improved performance and functionality.

Now I’d like to turn the call over to Hal for his comments on our financials. Hal?

Covert:

Thank you, Gordon. I will now cover two topics: $154 million non-cash charge to establish a valuation allowance against our deferred tax asset that was record for Q4 FY 2003 and a detailed discussion of Q4 FY 2003 financial results.

First the $154 million non-cash deferred tax asset charge. In the process of evaluating our deferred tax asset for recoverability before closing our books for Q4 FY 2003, we evaluated the requirements of Statement of the Financial Accounting Standards No. 109. This pronouncement gives greater weight to previous losses than the outlook for future profitability when determining whether deferred tax assets can be used. Based upon our most recent three-year history of losses and relying on our other guidance specified in SFAS No. 109, we determined that it was appropriate to establish a complete valuation allowance against our deferred tax asset. This valuation allowance will be evaluated periodically and can be reversed partially or totally if business results have sufficiently improved to support realization of our deferred tax asset.

Just before discussing our results for Q4 FY 2003, I would like to point out that we will highlight the split between product and service revenue as well as gross margin. The service growth margin calculation includes all service-related expenses. In the past, some service-weighted expenses were included in operating expenses as part of the line item entitled “sales, marketing and service expense”. The company has posted a set of work sheets on its investor relations website that reflects the same presentation format for all four quarters of fiscal 2003, which we believe could be relevant for the purpose of comparing company performance over the periods included. In addition, product and service roadmap and these work sheets has been split out for fiscal 2001 and fiscal 2002. However, gross margin for the same period is presented in total since the company does not have records that details product and service cost of revenue in separate categories. The company was able to reflect the reclassification of service expenses that have previously been included in operating expenses for fiscal 2001 and fiscal 2002 in these work sheets.

Turning to the quarterly results, total revenue for Q4 FY 2003 was $87.3 million versus $85.2 in Q3 FY 2003. Service revenue for Q4 FY 2003 was $10.6 million and $8.9 million for Q3 FY 2003. Our book-to-bill ratio was greater than one for Q4 FY 2003, and we entered the quarter with backlog within our normal range.

On a geographic basis, the Americas represented 45% of our revenue for Q4 FY 2003 versus 36% in Q3 FY 2003. Europe represented 27% of our revenue for Q4 FY 2003 versus 28% in Q3 FY 2003. Japan represented 18% of our revenue for Q4 FY 2003 versus 26% in Q3 FY 2003. And Asia, not including Japan, represented a 10% of our revenue for Q4 FY 2003 versus 10% in Q3 FY 2003.

For Q4 FY 2003, we had one customer, Tech Data, a large distributor focused on our US customers on account for more than 10% of our revenue on an individual basis.

The revenue split between enterprise and service provider segments for Q4 FY 2003 was approximately 85% enterprise and 15% service provider. Enterprise includes government and education customers. Our service provider customers are primarily international.

Product mix consisted of 54% modular and 46% stackable for Q4 FY 2003 versus 51% modular and 49% stackable in Q3 FY 2003.

Total gross margin for Q4 FY 2003 was 37.5% versus 39.8% for Q3 FY 2003. Product gross margin for Q4 FY 2003 was 45.1% compared to 45.9% for Q3 FY 2003. Service gross margin was negative 17% for Q4 FY 2003 and negative 12% for Q3 FY 2003. The primary reason for the decrease in gross margin was due to discontinuing an outsourced contract related to our service line of business that resulted in a charge of $1.8 million that was recorded in Q4 FY 2003. Not including this charge, our service line of business is starting to show improvement.

Operating expenses were $15 million for Q4 FY 2003 compared to $46.6 million for Q3 FY 2003. The increase in operating expenses for Q4 is essentially due to a $1.8 million charge for a severance expense, related to a reduction in staff implemented in July 2003 and a $1 million write-off of goodwill. The goodwill write-off eliminated the remaining goodwill carried on our balance sheet. I would also like to point out that research and development expense for Q4 FY 2003 was $16.3 million versus $13.7 million for Q3 FY 2003. The increase was a result of accelerating selected research and development expenses for our new products currently under development during the quarter.

The operating loss for Q4 FY 2003 was $17.3 million versus a $12.7 million loss for Q3 FY 2003. The unfavorable comparison is due to the $1.8 million outsource contract charge, the $1.8 million severance expense and the $1 million write-off of goodwill. Other income and expense for Q4 FY 2003 was $1 million compared to $1 million in Q3 FY 2003.

Net loss for Q4 FY 2003 was $170.4 million including a $154 million deferred tax asset charge compared to $7.6 million net loss for Q3 FY 2003. Net loss per share with the dollar $47 for Q4 FY 2003 of which $1.33 was accounted for by the deferred tax asset charge versus a loss of 7 cents per share for Q3 FY 2003.

Moving to the balance sheet, I would like to highlight several items: First, our cash equivalent for marketable securities balance on June 29, 2003 was $402 million compared to $407 million on March 30 of 2003. Capital expenditures for Q4 FY 2003 were $1.9 million versus $1.7 million for Q3 FY 2003.

Accounts receivable were $27 million on June 29, 2003, which equates to a DSO of 28 days. DSO for Q4 FY 2002 was 41 days.

Net inventory on June 29, 2003 was $19 million compared to $25 million reported on June 30, 2002.

Channel inventory was within targeted levels at the end of Q4 FY 2003. Keep in mind that we recognize revenue based on a sell-off for our distributors. Therefore, the shipment of inventory into the channel does not impact reported revenue. Revenue related to resellers and direct sales to end-users is generally recognized when we ship product to the reseller or end-user. Resellers and end-users do not have inventory return privileges.

Staff as the end of June 29, 2003 was 841 versus 834 on March 30 of 2003. We implemented a reduction of staff of approximately 69 people during the month of July. These people are included in the June 29, 2003 toll.

As of June 29, 2003, the company had 116 million shares of common stock outstanding on a fully diluted basis.

I will now turn the call back over to Gordon.

Stitt:

Thank you, Hal. Before offering my concluding remarks, I would like to again thank Hal for his contribution to Extreme and for his tireless efforts toward achieving results. On behalf of the team here, we wish him all the best in whatever he does and to have a great life.

To summarize several points, first of all, we saw our revenue growth for the first time in several quarters, largely driven by US enterprise business. Our national resellers were particularly strong, validating our US channel strategy. Our new products have met with excellent response, (unintelligible) is being well accepted by current and prospective customers. Our Unified Access Architecture, which is a combined wireless strategy, is met with an outstanding reception from analysts and customers alike. As I mentioned, our production for this quarter is already sold out. In Genesis of which we’ll ship in the December quarter looks to be the industry’s leading 10-Gigabit Ethernet platform.

Finally, we’ll be hosting a number of investor bus tours at our corporate offices during August, and I would like to encourage you to attend. We have a busy fall schedule in investor conferences, and we’re currently planning to host an analyst investor day during October in New York City at which time we’ll talk about our technology and our future plan. We look forward to seeing you all in person and to introducing our new CFO in short order. Thank you.

Q&A:

Sam Wilson, JMP Securities

Wilson:

Hey, good morning. This is Sam Wilson from JMP Securities. A couple of questions, maybe one for Hal and one for Gordon. First, Gordon, with the changes you’ve made in your channels since late last year and into this year, can you talk a little bit about how the mix of wins is changing between large customer wins, big contract wins versus smaller orders, departmental buys, and just what influence the channel is having on that? And Hal, you know, just—I just want to get a sense maybe for price competition a little bit in the stackable side, it’s been mentioned on other conference calls. And I just want to see if you could give some color there as to price competition in stackables. Thank you.

Stitt:

Hey, Sam. It’s Gordon. Good morning. So, in terms of your question about channel, once again we’re really pleased that what I’ll call our high-end channels, those that have the highest level of certification, grew in the US. And, we’ve looked at the mix there and it really is a cross of all levels. We had strength in deals under $100,000 and strength in larger deals as well. You know, a stand out was during the quarter we booked some business through SBC which was Clark County School District which is the sixth largest school district in the country. And I think that probably one of our largest channel wins ever. It’s a deal that goes over three years and is pretty significant. So, I think that’s an example of a very large deal that has a lot of locations, a lot of integration services and just a great opportunity for us to deliver voice over IP, video to one of the nation’s largest school districts.

In comment, I’m going to go ahead and take the question that you aimed at Hal regarding the Summit pricing. As you may have seen, we did introduce a couple of new Summit products during the quarter. I didn’t specifically talk about them on the call that is the Summit 200 series which is a low cost series of products for us. One of the things that we’re seeing previously is we see a lot of strength in our 48si product line but if some new low cost product has come into the market, some of our resellers and sales teams have been tempted to discount the 48si to compete. And so what we did was introduce our own line of low cost Layer 3 switches that is the Summit 200 to really provide a direct comparison. And so, in some situations where a customer wants to use our BlackDiamond and surround it with very low cost fixed configuration switches, we have a solution; and our teams don’t need to resort so much to discounting some of our higher-

end product. And that has been very successful even with this very recent announcement of those products, particularly in some of the price sensitive areas such as education.

The next question please.

Wilson:	Thank you.

Alex Henderson, Citigroup.

Henderson:

Thanks. Citigroup. A couple of questions on the guidance. First off, your forecast or your indication of $400 million of revenues for the full year seems fairly aggressive. Can you give us some of the inputs that are causing you to conclude that your revenues will accelerate, and I didn’t quite get a—while you’re at it – I didn’t quite see the metric of what you thought the September quarter revenues might move up towards.

And then second, break even that quickly, can you give us a little bit more granularity on the operating cost, the OPEX line and the service cost line? Why it would come down to break even that quickly? I know you said that service costs were improving, but if I strip out the charge—that $1.8 million charge still was up solidly—service cost was up solidly sequentially.

Stitt:

Yes, Alex. First of all, the service cost were pretty flat actually quarter-on-quarter. But going in a reverse order—regarding guidance and looking at the $400 million number, I didn’t break that down by quarter because I think that’s pretty tough for us to do; and I’ll leave that as an exercise.

In terms of why we came up with that, that’s not a number we pulled out of the air. We’ve done a rigorous analysis in terms of bottoms up from our sales teams and looking out at the next couple of quarters in terms of what their commits are – looking at our pipeline; looking also at the performance of new products. I think it’s a big factor, and we went through a pretty extensive planning exercise and looking at each of the product lines and how we expect them to grow and how what we see the impact of new products coming in. So, there was a lot of analysis, from sales productivity, from regional productivity, from product line migration in terms of some products being replaced by newer, higher performing versions. And that’s where we came up with that number.

Henderson:	Could you give us some sense of whether how much you weighed the pick up and economic conditions or change in customer demand conditions as part of that equation?

Stitt:

In all honesty, that really wasn’t part of the equation. Our view is there’s nothing we can do about that. The market conditions are what they are. The economy is going to do what it’s going to do. We believe that through productivity improvements in our sales force and from bringing more competitive technology to market, that we can generate that level of growth relatively independent of the economy.

Henderson:	Okay.

Stitt:	Okay.

Mark Sue, Unterberg Towbin

Sue:

Hi. It’s Unterberg Towbin. Gordon, what were new products as a percentage of sales this quarter and how do you see that ramping by the end of the year? And how should we look at the gross margin from the product side as we see the new products ramp?

Stitt:

Hey, Mark. This is Gordon. The actual contribution in terms of the aggregate revenue of new products was actually pretty small. We’re not going to pin down a particular number, but the Triumph products were ramping during the quarter, and the Summit 200 actually started shipping this quarter so it didn’t have an impact. And the wireless, as we’ve mentioned, we’ll ship in modest quantities this quarter with strong volumes hitting in December. So, really, we were largely driven by our Inferno products during this quarter.

Sue:	All right. And also the timing of the new CFO?

Stitt:

Well, I’ve begun a search—so we have a retained search going. I’ve currently met face-to-face with five candidates, and I expect to meet with some more over the next couple of weeks. So, we’re moving as quickly as we can. We want to get some overlap ideally while Hal is here.

Sue:	Got it. Thank you.

Stitt:	Thanks, Mark.

Subu Subrahmanyan, Sanders Morris

Subrahmanyan:

Good morning. Thank you. It’s Sanders Morris. Two quick questions: First on the service business, if you could talk a little bit more on what your plans are in terms of getting that back to profitability. And just for your profitability and cash flow timeframe, just a clarification, do you say as early as starting next quarter or was it for full year fiscal ‘04? I wasn’t sure I got that.

Stitt:

Okay. Good morning, Subu. So, addressing your second question first, I don’t expect to be profitable during the current quarter, that is the September quarter. Our goal is to target breakeven performance. We do expect to be profitable during the December quarter and then to increase that as we move into the second half of the year.

From the service standpoint, there are a number of elements. I think one element to point out is we did see a strong revenue growth in service and underlying that, we’ve seen a strong bookings in service particularly driven by Americas. But many of our issues with service and the profitability have been related to international revenue that will take some time to work through as we re-price contract when they come up for negotiation. So, you’ll see continued work on the top line there as we move through the year. On the cost side, we’re doing a lot of work in terms of the organization, making that organization more efficient and also looking at some of our suppliers there, some of our vendor contracts that provide depot and logistics support and really working on that as well.

Subrahmanyan:

And just as a follow-up, right on business did you directionally give any comments on where you’re expecting next quarter to fall in this kind of ramp you’re expecting towards $400 million for next year?

Covert:	No, I didn’t give any specifics. As I mentioned to Alex earlier, I leave that exercise to you.

Subrahmanyan:	Thank you.

Stitt:	Thanks, Subu.

Christine Armacost, SG Cowen

Armacost:

Thank you. SG Cowen. I wanted to get some clarification on where the breakeven rate is. And as you will get to $400 million target and your profitability targets, how much of the profitability target will be driven from revenue growth versus further cost reductions? And back to the revenue target, if that’s growing 2-3X, probably with the economy or the overall industry will grow, that’s implying taking significant share. As you discussed some of the due diligence you’ve done in looking at some of the account opportunities, which areas or which companies do you think you can take the greatest share from? Thank you.

Stitt:	Hi Christine So there’s a—I think you’re only allowed question, one question. I think you slipped four or five of them in there.

Armacost:	Hey, I’m just doing what the rest of the people do…

Stitt:

Yeah. So, regarding breakeven, we’ve brought our fixed cost down. And as I mentioned, there’s two components to that, one is what I would call permanent reductions. Some of those were permanent changes, some of those were organizational changes, some of those were reductions enforced. There’s also some temporary measures, and by temporary, cost reductions that will affect the first half, and, by temporary, once again, there’s some salary reductions and some plant shutdowns around holidays. And those should bring our breakeven down to somewhere in a $90-million range in the near term, low 90s. And that would be for the next couple of quarters. We hope to eliminate those temporary measures after that.

Some of the other reductions, you know, come from what I will call supply chain improvements. And that’s a process we’ve been working very hard on over the last year. And it’s pretty much a continual process, and you’ll see that ramp in. So that’s part of getting to a breakeven number, some pretty significant supply chain improvement. And we have those within our sight.

And sorry, I forgot your—you had another question after that.

Armacost:

Well, it’s all on the profitability. So, now that the cost component side is—was answered, the revenue growth in terms of taking share in either by industry segment where it has the greatest opportunity, or companies you think you can take the greatest share from.

Stitt:

Yeah. I think, in looking at that. First of all, this was a pretty detailed bottoms-up analysis, you know, looking at geographies and channels and pipeline, and also new product contribution. As I mentioned although certainly the overall economy picks up, we’d certainly be pleased to see that. That’s not really a big factor in our numbers.

In terms of the overall market size, I’ve seen some pretty aggressive growth forecast from some of the market forecasters, you know, particularly for the Layer 3 segment. So, from what I’ve seen, although enterprise bend is looking to be slightly down and some networking segments to follow it, the Layer 3 market is forecast for the next five years to have pretty robust growth. That said, once again we came from a bottoms-up analysis, and we do see that there are some competitors that we can take share from. And I would say it’s relatively across the board.

Sanjiv Wadhwani, US Bancorp Piper Jaffray

Wadhwani:

Yes. U.S. Bancorp Piper Jaffray. Two questions. First of all, on the restructuring, can you give a little more detail, what areas, what cuts. And are all the cus done or are there some more that we should be expecting? And then in terms of expenses for the September quarter, specifically on the gross margin side, 37% for June, where should we see that trending for September? And I’m just trying to get an outlook for the $400 million revenue that you projected for 2004. Where do you see gross margins coming in eventually? Are we heading back to sort of the 45% range, or where do they tap out eventually? Thanks.

Covert:

Well, Sanjiv, let me take the first part. The $1.8 million restructuring charge that we took during the quarter was primarily severance expense, and that was across all the functional areas. And Gordon, do you want to take the second part?

Stitt:	I’m sorry, Sanjiv. Can you go through the question one more time?

Wadhwani:

On the gross margin side, you know, there were about 37-1/2% for June. I’m trying to see what should we be expecting that to head to in the September quarter. And then also for the $400-million projection for fiscal ‘04, where do we see eventually gross margins heading? Are we heading it back to the 45% range or so, or where do you think it sort of maxes out?

Stitt:

I’d rather be careful here in making commitments that we can keep. In looking at the near-term, I can see an increase from cost reductions of a couple of percentage points. There’s a couple of a hundred basis points in gross margin coming from supply chain. And we have that mapped out pretty well.

Wadhwani:	Thanks.

Tim Luke, Lehman Brothers

Luke:

Thank you. Tim Luke at Lehman. I was wondering, as you look forward in the September period, whether you can give some color on how you see the regions developing. You’ve said that you’re having some strong orders in the U.S. But given the seasonality associated with September, should we (unintelligible) flat or up slightly. And then if you could talk about some of the other regions, that’ll be great. Thank you.

Stitt:

Yeah. Hi, Tim. Yes, regional forecasting is pretty tough these days, but I’ll take a shot at it. I think the U.S. is really turning the corner and gaining some momentum there. I think that momentum is going to continue. Our U.S. sales force is pretty excited about the results. They’ve been working hard, going through these channel transitions over the last couple of quarters. And I think we’ll generate some good momentum there.

Asia is pretty tough to forecast. Our expectations there are I’ll just say moderate — could be flat, could be up a little bit. And, as you know from a seasonal perspective, Europe is, this quarter, can be dicey. But I think if you look to the growth, it’s going to come from the U.S. and from non-Japan Asia.

Luke:	Could I just ask as a follow-up, if you could just clarify the new product timelines for launches as you go through the next three months.

Stitt:

Yes, I can certainly go through that. The Triumph products, that is, the first wave of Triumph products, which are blades for our BlackDiamond and Alpine, and those bring high-density gigabit Ethernet to the market, put us in a very competitive position there. Those products are all in production for both of those platforms. So that’s actually four line items, and those are in volume production and were during the quarter. And the Triumph 10-gigabit platform is also in volume production. We have some other parts in the Triumph series that we have not publicly announced that will ship during the September quarter but towards the end of the quarter. So, modest impact in the current quarter, stronger impact in the December quarter.

Our wireless products, that is the unified access product, which is primarily the Summit 300 product, we do expect to deliver that during the September quarter? Once again, it will be towards the back end of the quarter. And our expectations there are fairly modest. And we did sell out those products, and we expect to be in the high-volume production of that in the December quarter.

The Summit 200, which we announced just a couple of weeks ago, we announced simultaneously with full-volume production. And that product is doing very well. The platform is based upon Genesis, the one that we’ve shown is called Mariner, which is our large-scale core system. We have had that at customer sites for early testing, and we’re on track to deliver that in modest volumes in December.

Luke:	Thank you.

Stephen Chin, UBS Warburg

Chin:

Great. Thank you. It’s UBS. Question for Hal. On your last conference call you mentioned that some orders from the Americas were actually booked late in the March quarter and would ship early in the June quarter. And that was clearly the case as yet a strong American quarter. And my question is, was the Americas booking strength that was first seen at the end of March should that remain relatively consistent through the June quarter, or was it again skewed towards the last month of the quarter? And then the second question is, can you just talk a little bit about the poor and average selling price turns for both the stackables, and modulars and sales of stock were a little down sequentially. Was that due mostly to lower stackable units, or was it due to a decline in average selling prices?

Covert:

Yes, Stephen, let me take the first part. Relative to our linearity to the quarter, it was pretty typical. I think, as you know, we’re 20-30-50, and we follow that pattern pretty much throughout the quarter for our American operations. So, Gordon, do you want to take the second part on pricing and so forth?

Stitt:	Yeah. On pricing, I don’t have a concrete analysis there—and there certainly were variations by region, but I would say there was nothing unusual.

Chin:	Okay. Thank you.

Rich Church, Wachovia Securities

Church:

Thanks. Wachovia Securities. Could you comment on what percent of revenue was from the Triumph-based BlackDiamond and Alpine products? And what is your goal going forward? Where do you expect to exit the year with Triumph as a percent of mix?

Stitt:

Yeah. Hi, Rich, this is Gordon. We don’t have a specific number of that we’re going to give on an ongoing basis there. I think I mentioned the response to one of the earlier questions that it was a modest contribution. Whenever you look at a transition like that, of course what we wanted was to see a smooth transition, you know, from Inferno to Triumph, and our sales force began bidding the Triumph product when they were announced. So that is, there was a relatively smooth migration during the quarter, given the sale cycle time. We expect that to take several quarters to transition. And some of the Inferno products will certainly continue for quite some time, given just the characteristics of the product. So I look at going from primarily Inferno to primarily Triumph to be roughly a three-quarter period.

Church:	Very exciting. And with regard to the Summit 200 line, is that the line that’s based on merchant silicon?

Stitt:	Yes, it is. It is based on merchant silicon, but it does run our software.

Church:	Do you expect to push Triumph down to that line as well?

Stitt:	There’s a pretty distinct line between Triumph and what the merchant silicon does, and they’re really targeted at different segments of the market. The merchant silicon does provide a low-cost solution. And you can certainly see that from a number of vendors. Now, our differentiation, of course, is we’re running the same software on that merchant silicon so we have years of experience and millions of ports of Layer 3 experience built into that software. And we believe that’s what will differentiate our platforms at that end.

The Triumph technology has significantly greater capabilities than the merchant silicon in a number of areas, particularly in traffic-shaping area. And also when you just look at the size of memory and that sort of thing, and that it’s really intended for large-scale enterprise networks. So I think for our target customer base, they understand the difference between Triumph-based product and the Summit 200. But I think the Summit 200 has proven to be very successful already in university environment and what I would call in some mid-sized enterprise environments, where there’s some parts of the network where they’re just looking for low-cost connectivity.

Church:	Okay. Thank you.

Andy Shopick, Nutmeg Securities

Shopick:	Good morning. Nutmeg Securities. Hal, a couple of point questions, please. Tech Data, can you specify what the contribution was in the quarter and for the fiscal year at this time?

Covert:	Yeah. Tech Data is typically is over 10%. It ranges between 10% and 15%. I think they were pretty much right in the middle of the range for the quarter.

Shopick:	How about for the year?

Covert:	Probably in the middle of the range for the year too.

Shopick:

Okay. Gordon, product transition concerns or issues here, given the fact that really you’ve got two products coming into the market here in a relatively short timeframe. You’ve been through these in the past, but I’m wondering in this particular case, given the accelerated nature of what you’re doing. Whether you have some issues or concerns with respect to managing those product transition issues here in the first half of the current fiscal year. Anything out of the normal?

Stitt:

So, a couple of comments. As you suggest, we have been through this before, and I would also certainly say there’s always risks whenever there’s a transition. But if you look at the different elements in place here so the Inferno-to-Triumph transition does impact our BlackDiamond and Alpine platforms, which are the bulk of our revenue. And during the quarter, that has gone very smoothly, and I have no indication that it’s going to do anything but that in the future and that continue the smooth migration. I’d like to note our inventory numbers were actually down in the quarter. And when you go through a transition, it can bring your inventories down. I’d say we got a fantastic operations team managing that.

If I look at some of the other transitions, for example, the Summit 200 really fits a slot that we didn’t have in our product line, that is a low-cost, high software functionality

Layer 3 of a product. So I think that will slot in pretty nicely. The wireless products of Summit 300 once again doesn’t replace an existing product so that’s really a matter of doing a good job of ramping production there.

And the same thing for our Mariner system. Towards the yearend, I think we’ve done an excellent job of clearly positioning that where that fits in the network versus where existing BlackDiamond fits. And I think in my—I’ve talked to a lot of customers over the last several months about that platform and just spent a lot of time, a lot of face time. And I think customers really understand where that platform fits and where the BlackDiamond fits. So I’m optimistic with these go well.

Shopick:	Thanks. Hal, best of luck to you. And I just wanted to ask whether or not you would be available for some follow-up questions later today.

Covert:	Yeah. Later today. And thanks a lot.

Shopick:	Thank you.

Erik Suppiger, Pacific Growth Equities.

Suppiger:	Pacific Growth Equities. First of all, Gordon, I heard that you hired some territorial sales managers. Does this signify any change in your sales or channel strategy at all?

Gordon Stitt:

Hi, Erik. We have—in the U.S., we have been adding people to the sales force during the quarter. And as you know we have a number of I guess I would say different types of reps. We’ve been really focused on named accounts and on getting the national channels going. And as I mentioned earlier on the call, and I’m pretty comfortable that that’s going well and momentum is building. So we have been adding some folks in areas to, as you described them as regional reps or territorial reps, that are covering the territory versus named accounts. And that’s to provide a little bit better coverage.

Suppiger:

Okay. Just in terms of where you want to get the head count, can you give us any kind of metrics, maybe revenue per employee, or any kind of range of what additional changes you might expect on the headcount front?

Stitt:

Well, on the headcount front from where we sit today, we expect it to be relatively flat as we go through the year. So we therefore expect productivity improvements as we achieve sales growth. I don’t have a specific metric; we are looking at that across different functions. Certainly on the sales side, we’re managing it very carefully in terms of making sure that we’re achieving the productivity numbers in the sales force.

Suppiger:	Okay. Last question. Japan was down very notably. Can you discuss what happened there?

Stitt:

Sure. Our business in Japan has been a mix of carrier and enterprise. And when it’s been strong, it’s been strong as a result of carrier spend. And when it’s been down as it was in this quarter, it’s a result of a lack of carrier build out. Our business service is lumpy in that we have several large customers. And carriers don’t build out, or at least not in Japan on a consistent basis of buildup in network, build revenues and then build up networks some more. So the one comment I did made, and I do want to repeat, is that given the lumpiness of this business and the fact those networks are in pretty good shape we’ve really been emphasizing enterprise sales over the last couple of quarters. And we saw that first pickup in, I believe, four quarters of enterprise bookings in Japan. So I view that as a positive sign on the enterprise side.

Suppiger:	Thank you very much.

Gordon Stitt:	Thanks, Erik.

Steve Kamman, CIBC World Markets

Kamman:

Yeah, just trying to work out on really two things. One, gross margin dropped dramatically, and I’m just trying to figure out—is that a permanent, I mean, yeah, I understand that services is contributing to that, but are you expecting to bring that up and/or should we be looking at a 37%-40% gross margin going forward?

Stitt:	No. This is Gordon, and how may I add to this? No, we expect gross margins to go up.

Kamman:

And I’m just trying to figure out the lever that’s doing that. I mean, was this a one-time impact on the last two quarters, but that services margin has dropped, or are you going to change pricing, or how are you going to aid the contracts to do that?

Covert:

Yeah. I think in particular for the current quarter, quarter four, the $1.8 million charge that we had included in the service cost caused the gross margin drop-off. If you take that out, it would’ve been relatively flat.

Kamman:	Okay. That’s in there.

Covert:	I think going forward, Gordon, mentions supply chain improvements and other activities that would help improve the gross margin.

Kamman:	Okay. So we could take that $1.8 mil out maybe to get a more normalized number?

Covert:	Yeah. You’d end up with pretty flat if you did that.

Kamman:

Okay. And then the other thing: are the pro forma numbers you got out—you seem to imply you’re continuing to take out the tax benefit of $3.8 mil and rolling that forward. And I’m just trying to figure out, I’m assuming you guys are modeling in $400 mil next year, so you get back to profitability. But we’re probably going to get some pretty confused numbers out there, depending on whether by GAAP we want to keep that tax benefit in or not. So any thoughts there?

Covert:	Well, certainly I think we would likely keep the tax benefit not in the numbers until we return the profitability. I think I mentioned that earlier in the call.

Kamman:	Okay. Those are in your pro forma numbers right now. You got this $3.8 tax benefit.

Kamman:	Yeah, that was for the current quarter, just to keep things on an apples-to-apples basis so people can make…

Kamman:	Going forward, we should take that out.

Covert:	I think you should use your judgment and make a decision on that.

Kamman:	All right. Thanks much.

John Wilson, RBC Capital Markets

Wilson:

Yeah. Hi, it’s John Wilson at RBC Capital Markets. I guess—and I apologize I didn’t have the chance to go see your restatements yet or anything. But just to clarify, last quarter you talked about the change in moving $4.8 million from the OPEX up into the gross margin line. Just to clarify, that’s happening in Q1, or that was built into these numbers in Q4?

Covert:	That was actually built into the numbers in Q4, and the spreadsheets that we put up in our Web site also have that reclassification in for the full fiscal year of ’03.

Wilson:	Okay. So, given that’s been an apples-to-apples, it looks like—does OPEX actually go up sequentially if you backed that out from Q3?

Covert:	It did go up primarily because of R&D going from a $13.7 in Quarter 3 to $16.3 in Quarter 4. And then we also had some charges that were included in operating expenses.

Wilson:

Okay. Okay, thanks. And then just for Gordon. I guess I’m just wondering, given the uncertainty, given what you guys have gone through for the last couple of quarters, it just seemed a little counterintuitive that you would feel comfortable giving sort of specifics on a a four-quarter-forward outlook in terms of the top line, but especially given, your comments on the backlog and everything else, your level of comfort in talking about what Q1 would be. I guess I’m struggling to understand why wouldn’t give us a shorter-term view of where you see September coming on the top line.

Stitt:	Well, I wanted to give you guys some work to do.

Wilson:	I got enough work to do.

Stitt:

No, seriously, I think that we’ve certainly implied a lot of the short-term results. I do think there’s always things that move around in the short term, and I think we want to be clear—I want to be clear on this call in terms of what our goals and objectives are, and then our goals for productivity and to be as specific and as reasonable there, and our goals for revenue growth and to be as specific and as reasonable there. Clearly, as I’m sure you will hear from other companies over the next week and have over the last week, there’s still uncertainty there in the market. And uncertainty is going to hit in more of a near-term basis. I think the comment that we are making is that we see a robust market out there. I think the growth, the turnaround in U.S. enterprise has seemed to strengthen bookings. I view as a positive sign. And even the strength in enterprise bookings in

Japan, although that’s a smaller part of our business, I view as a positive sign, and that we want to indicate that, for the fiscal year, what our goals are and leave it at that.

Wilson:	So you look at that as a longer-term goal its near-term uncertainty.

Stitt:

There’s always going to be some uncertainty in this climate until we see some real overall stabilization. And as I’ve mentioned, what we’ve done is go from a bottoms-up. We’ve had our sales teams in town and have gone through their forecast and their pipelines. And when we look out over the four quarters, we were pretty confident in those calls.

Wilson:	All right. Thanks so much.

Hal Covert:	So, operator, we’ll take one more question.

Jason Ader, Thomas Weisel Partners

Ader:

Thomas Weisel Partners. Last but not least, thanks. I have a few questions. First, could you tell us what the breakeven would be this quarter without the temporary or this first half of the fiscal year without the temporary cost reduction cost measures? How much of a contribution does that have, so, on a go-forward basis in other words? You said low 90s. In other words, would that be…

Stitt:	Yeah, without any temporary reductions, our breakeven point would be closer to $100 million, give or take a couple of million.

Ader:	Okay. And then on the DSOs, why did they go down substantially?

Covert:

The deal, those were actually up a little bit this quarter from the previous quarter. If you look at it on a year-to-year comparison, they were down pretty substantially, and it’s primarily due to collections and shipments sent to the channel.

Ader:	Okay. So to compare what you gave us last year. All right.

Covert:	For the quarter they were 20 days.

Ader:

All right. Great. And then last question, I just—I kind of—I don’t want to be the dead horse, Gordon on this near-term/long-term thing. But it seems like in this environment, it’s much harder to forecast long-term and easier to forecast near-term, even though it’s very difficult to forecast near-term. So I’m just trying to understand the rationale in going out with a target like you did for the whole fiscal year. Just given the uncertainty in the economy, given the uncertainty in the forecasting methodology today, I understand you explained how you got to those numbers, but it just doesn’t—it just seems like there’s a disconnect between the current environment and your willingness to go out with these kinds of targets.

Stitt:	Well, Jason, it may be counterintuitive, although I don’t think it’s a disconnect. When we look out over a longer-term and let’s even go beyond, you know, fiscal year ’04, and we put together all the forecasts from industry analysts and from some of your economists and others. And you look at the networking business in general. And you look at specifically at the Layer 3 segment. There’s some pretty robust growth being forecast by both Gartner and the Del OrrobGroup in the Layer 3 segment and really seeing that becoming a dominant segment in enterprise. I think there’s a lot of opportunities also in the Ethernet services and the metro Ethernet space, once again in the longer term.

In the near term for us, it’s I think a little tougher to forecast because with a deal size of a couple of million dollars, falling on one week in the quarter or the next week outside of the quarter, creates I guess I would call, some lumpiness. That’s a little tougher to forecast. So, I would say that as we go on a little further, we have some very, very competitive products in the pipeline that are giving us confidence. The overall Layer 3 forecasts are giving us confidence.

In the near term, there’s some lumpiness, and, there’s still—sales cycles are a little bit unpredictable, particularly here in the U.S. When something moves out a couple of weeks, it can have a big impact. So I hope that explains it.

Ader:	Thanks very much.

Stitt:

So with that, we’d like to conclude and thank everybody for — particularly in the West Coast — for getting up early with us this morning. And we look forward to speaking with you in the quarter. Thank you very much.

Operator:

Thank you. Ladies and gentlemen, this concludes the Extreme Networks Fourth Quarter 2003 Earnings Release Conference Call. If you would like to listen to the replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000, using the access number of 541841. Once again, if you would like to listen to the replay of this conference, please dial 1-800-405-2236 or 303-590-3000, using the access number of 541841. We thank you for your participation. You may now disconnect, and thank you for using AT&T Teleconferencing.

END